Exhibit 99.1

CyberOptics Reports Improved Fourth Quarter Operating Results

Forecasting Return to Full-Year Profitability in 2010

Minneapolis, MN—February 17, 2010—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the fourth quarter of 2009 ended December 31.

•	Consolidated sales totaled $8,975,000, an increase of 5% from $8,550,000 in this year’s third quarter and 34% from $6,684,000 in the year-earlier period.

•	CyberOptics operating loss for the fourth quarter totaled $1,560,000, an improvement from $1,724,000 in this year’s third quarter and $8,173,000 in the year-earlier period.

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CyberOptics’ net loss totaled $1,619,000 or $0.24 per share in the fourth quarter, including a non-cash income tax charge of $573,000 or $0.08 per share resulting from the carry-back of our 2009 taxable loss to periods previously closed by statute.  We expect to receive a federal tax refund resulting from this carry-back in 2010 of approximately $2.5 million.

•	Our fourth quarter results compare to a net loss of $841,000 or $0.12 per share in this year’s third quarter and $6,057,000 or $0.90 per share in the fourth quarter of 2008.

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CyberOptics ended the fourth quarter of 2009 with cash and marketable securities of $21,879,000, compared to $22,751,000 at the end of this year’s third quarter and $29,783,000 at the beginning of 2009.

CyberOptics’ improved fourth quarter sales reflected continued strengthening of the global electronics industry. Demand for the company’s sensor product lines continued to improve toward more normal levels, with sales rising 23% on a sequential quarterly basis. Sensor sales were supported by the previously reported decision of Assembleon, a major provider of surface mount technology (SMT) robotic assembly equipment, to retain CyberOptics as its sole supplier for the alignment sensors deployed on its current and future pick-and-place platforms. Sales of inspection systems started to increase late in the fourth quarter, particularly to large original design manufacturer customers in China.

Kathleen P. Iverson, chairman and chief executive officer, commented: “From the standpoint of product development, we believe 2009 was a pivotal year for CyberOptics. The return to profitability that we are forecasting for the coming year is expected to be driven in large part by new products that were recently introduced and that we expect to launch in 2010.  These developments reflect our strategy to expand revenue opportunities with our key alignment customers, diversify into new markets outside SMT and expand our addressable market for inspection solutions.”

She continued: “This strategy is based upon our unique inspection technology that leverages common hardware platforms and sensing capabilities across a variety of applications, both for our own stand-alone systems and new embedded inspection solutions. By embedding our inspection technology directly into production equipment, we are bringing inspection to manufacturers that require a lower-cost solution, as well as those that do not require full inspection functionality, effectively increasing the size of our addressable market. We believe this strategy should lead to accelerated sales and earnings growth going forward.”

A number of new products have been recently introduced, reflecting the success of the 2009 product development initiatives:

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Launched in the fourth quarter, the next-generation QX500 AOI system, which features a reduced-cost platform, exceeds many of the performance metrics of our current AOI offering and those of our competitors. Initial shipments are expected late in this year’s second quarter.  Based upon high levels of customer interest, the QX500 is expected to be a significant growth driver in 2010.

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CyberOptics recently received a significant order from a large Asian ODM for a soon-to-be introduced lower-tier solder paste inspection system that is scheduled for shipment in the second quarter.  In addition, reflecting the successful introduction earlier in the year of the high-end SE500 solder paste inspection system, CyberOptics gained over 10 new systems customers in the fourth quarter of 2009.

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CyberOptics’ embedded inspection technology will soon be made available as an option on DEK International’s solder paste screen printers. Equipped with this option, DEK systems can improve yields and productivity by allowing solder paste screen printing and high-speed, 100%, 2-D inspection to run concurrently. Initial shipments of DEK screen printers with embedded inspection are anticipated late in the second quarter.

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In January 2010, CyberOptics received a $550,000 order for solar wafer alignment cameras from a global supplier of solutions for photovoltaic cell manufacturing. CyberOptics’ embedded sensors perform high-speed alignment measurements within the wafer print nest, thus improving the quality and increasing the speed of solar cell manufacturing. This order is scheduled for delivery in the first and second quarters of 2010.

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JUKI Corporation, a leading manufacturer of robotic assembly equipment, has incorporated CyberOptics embedded process verification, or EPV™, inspection technology into its KE-2070 pick-and-place machine. The KE-2070 is the industry’s first system capable of inspecting for the presence or absence of electronic components on SMT circuit boards immediately following their placement.

Iverson added:  “The initial positive acceptance of these new higher margin products and their revenue generating potential, combined with the growing strength of the global electronics industry, make us optimistic about our future. As a first step toward our forecast for returning to profitability in 2010, we are forecasting results near breakeven for the first quarter of 2010 ending March 31 on sales of $11.0 to $12.0 million.”

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the impact of current economic conditions on the Company’s performance; the timing and magnitude of any potential recovery in financial performance resulting from the global economic downturn; the need for a valuation allowance with respect to our deferred tax assets; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; the timing of and our ultimate ability to return to profitability in 2010; success of anticipated new OEM and end user opportunities  and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

Fourth Quarter Conference Call and Replay

CyberOptics will review its fourth quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access a live webcast of the conference call by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the fourth quarter conference call will be available at 303-590-3030 with the 4220063 access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2009	2008	2009	2008
Revenue	$8,975	$6,684	$27,066	$45,452
Cost of revenue	5,683	4,972	17,861	26,387
Gross margin	3,292	1,712	9,205	19,065
Research and development expenses	1,510	2,404	7,130	10,406
Selling, general and administrative expenses	3,297	3,200	12,766	14,229
Amortization of intangibles	45	46	181	182
Restructuring and severance costs	0	294	363	770
Goodwill impairment	0	3,941	0	3,941
Loss from operations	(1,560)	(8,173)	(11,235)	(10,463)
Interest income and other	89	154	539	1,193
Loss before income taxes	(1,471)	(8,019)	(10,696)	(9,270)
Provision (benefit) for income taxes	148	(1,962)	(3,880)	(2,599)
Net loss	$(1,619)	$(6,057)	$(6,816)	$(6,671)
Net loss per share - Basic	$(0.24)	$(0.90)	$(1.00)	$(0.87)
Net loss per share - Diluted	$(0.24)	$(0.90)	$(1.00)	$(0.87)
Weighted average shares outstanding - Basic	6,820	6,751	6,793	7,703
Weighted average shares outstanding - Diluted	6,820	6,751	6,793	7,703

CyberOptics Corporation

Condensed Consolidated Balance Sheets

	Dec. 31, 2009 (Unaudited)	Dec. 31, 2008
Assets
Cash and cash equivalents	$4,177	$4,516
Marketable securities	14,557	10,433
Accounts receivable, net	8,389	6,951
Inventories	7,745	9,869
Other current assets	3,629	2,579
Deferred tax assets	2,040	2,604
Total current assets	40,537	36,952

Marketable securities	3,145	14,834
Intangible and other assets, net	1,211	1,525
Fixed assets, net	1,921	2,615
Other assets	163	189
Deferred tax assets	4,160	2,834
Total assets	$51,137	$58,949

Liabilities and Stockholders' Equity
Accounts payable	$3,652	$2,753
Accrued expenses	2,537	3,738
Total current liabilities	6,189	6,491

Other liabilities	546	1,578
Total liabilities	6,735	8,069

Total stockholders' equity	44,402	50,880
Total liabilities and stockholders' equity	$51,137	$58,949

Backlog Schedule:
1st Quarter 2010		$6,132
2nd Quarter and beyond		949
Total backlog		$7,081